Exhibit 99.1

               AMIS Holdings, Inc. Reports Second Quarter Results

     POCATELLO, Idaho--(BUSINESS WIRE)--July 29, 2004--AMIS Holdings, Inc. (Nasdaq:AMIS):

     --   Record revenue in second quarter

     -- Gross margins for the quarter increased for the sixth consecutive quarter, improving 310 basis points year over year

     --   Operating margins increased to 18.7 percent

     --   Fully diluted EPS for second quarter grew 13 percent to $0.18

     AMIS Holdings, Inc. ("AMIS" or "Company") (Nasdaq:AMIS), parent company of AMI Semiconductor, a leader in the design and manufacture of integrated mixed-signal solutions, today reported results for the second quarter ended June 26, 2004.

     Financial Results

     Second quarter 2004 revenue was $134.5 million, an increase of five percent over the first quarter 2004 revenue and 24 percent above the second quarter of last year. Gross margin for the second quarter of 2004 was 46.8 percent, an increase of 100 basis points sequentially and 310 basis points year over year.
     Operating income was $25.2 million for the second quarter of 2004, compared to first quarter operating income of $22.2 million and an operating loss of $6.7 million in the second quarter of 2003. Operating margins were 18.7 percent in the second quarter, up 140 basis points sequentially. Second quarter 2003 results included an impairment charge of $20.0 million. Excluding this charge, pro forma operating income grew 89 percent year over year. There were no pro forma adjustments to the 2004 information.
     Net income for the second quarter of 2004 increased 14 percent sequentially to $15.4 million, or $0.18 per fully diluted share, compared to net income of $13.5 million, or $0.16 per fully diluted share for the first quarter of 2004 and a net loss of $7.3 million or $(0.49) per share for the second quarter of 2003. Excluding the impairment charge and the related tax effects, pro forma net income in the second quarter of 2003 was $4.6 million, or $(0.23) per share.
     Revenue for the first six months of 2004 increased 24.4 percent to $262.8 million from $211.2 million in the first six months of 2003. Net income for the first six months of 2004 was $28.9 million, or $0.33 per fully diluted share, compared to a net loss of $5.5 million in the first six months of 2003, or $(0.79) per share. This is an increase of 221 percent when compared to pro forma net income for the first six months of 2003 of $9.0 million, or $(0.47) per share. Pro forma net income and loss per share for the first six months of 2003 exclude an impairment charge, write-off of deferred financing fees, settlement of hedge transactions, and the tax effects related to each of these. Earnings per share for the second quarter and first six months of 2003, on both a GAAP and a pro forma basis, were impacted by a preferred stock dividend.
     "AMIS generated record-breaking revenue in the second quarter of 2004 and revenue growth for the sixth consecutive quarter," said Christine King, president and chief executive officer. "Our record revenue was driven by our integrated mixed-signal product line, which increased seven percent sequentially. This growth was centered in the automotive and industrial end markets. Structured digital products improved nine percent sequentially, driven by higher revenues in the communications and military end markets. Our mixed-signal foundry services revenue decreased three percent sequentially, due to the expected decline in STMicroelectronics revenue related to the expiration of a take-or-pay foundry arrangement."
     Operating cash flow for the second quarter was $19.0 million and capital expenditures were $6.5 million. Cash at June 26, 2004 was $127.5 million, up $10.8 million sequentially.
     "I am very pleased with our second quarter financial results," stated King. "We continue to sustain our margin growth through operational efficiencies. However, bookings dropped on a run-rate basis from our record first quarter level. Six-month backlog has returned to year-end levels. We continue to see strength in the automotive and industrial end markets. We also had excellent computing and military orders during the quarter, but we expect this to be offset by softness in the communications market, due to the STMicroelectronics business as well as in the medical end market. In summary, the fundamentals of our business remain strong."

     Business Outlook

     "We expect our third quarter revenue to be roughly flat as compared to second quarter, due to the decline in STMicroelectronics revenue related to the expiration of a take-or-pay foundry arrangement," said David Henry, senior vice president and chief financial officer. "Excluding revenues from STMicroelectronics, we expect revenue to be up two to three percent in third quarter, as compared to second quarter. We anticipate gross margins and operating margins to each improve 50 basis points over the second quarter, which will help offset an anticipated increase in our effective tax rate to between 27 percent and 29 percent in the third quarter. Fully diluted earnings per share is expected to be about $0.18. We continue to expect capital expenditures for the year to be approximately seven percent of annual revenues. Depreciation and amortization is planned to be about $10.8 million in the third quarter."

     Conference Call

     President and CEO Chris King along with Senior Vice President and CFO David Henry will conduct a conference call on July 29, 2004 at 5 p.m. ET, to discuss the Company's earnings and operations. Investors and other interested parties may listen to a live audio webcast of the conference call by visiting the investor relations section of the AMIS Web site at http://www.amis.com. A webcast replay will be available on the Company's Web site until close of business August 12.

     About AMI Semiconductor

     AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products, mixed-signal foundry services and structured digital products AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the United States, Europe and the Asia Pacific region. For more information, please visit the AMIS Web site at www.amis.com.

     Forward-Looking Statements

     Statements in this press release other than statements of historical fact are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's future results could differ materially from the expectations discussed herein. Factors that could cause or contribute to such differences include general economic and political uncertainty, conditions in the semiconductor industry, changes in the conditions affecting our target markets, manufacturing underutilization, fluctuations in customer demand, raw material costs, exchange rates, timing and success of new products, competitive conditions in the semiconductor industry, and risks associated with international operations. For a more comprehensive discussion of risks and uncertainties relating to our business, please read the discussions of these risks in the Company's Form 10-K Annual Report and Form 10-Q Quarterly Reports filed with the SEC. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.


                               AMIS Holdings, Inc.
            Pro forma Condensed Consolidated Statements of Operations
                            (In millions - Unaudited)

                                         Three Months    Six Months
                                             Ended          Ended
                                        ------------------------------
                                         June   June    June    June
                                          26,    28,     26,     28,
                                         2004    2003    2004    2003
                                        ------ ------- ------- -------

Revenue
  Integrated mixed signal products      $73.3   $60.5  $142.0  $117.3
  Mixed signal foundry services          30.7    27.0    62.3    53.0
  Structured digital products            30.5    20.9    58.5    40.9
                                        ------ ------- ------- -------
Total revenue                           134.5   108.4   262.8   211.2

Cost of revenue                          71.5    61.0   141.0   121.4
                                        ------ ------- ------- -------
Gross profit                             63.0    47.4   121.8    89.8

Operating expenses:
  Research & development                 18.8    16.9    38.3    34.9
  Selling, general and administrative    19.0    17.2    36.1    31.7
                                        ------ ------- ------- -------
                                         37.8    34.1    74.4    66.6
                                        ------ ------- ------- -------

Pro forma operating income               25.2    13.3    47.4    23.2

Non-operating expenses, net               4.9     6.8     9.7    10.9
                                        ------ ------- ------- -------

Income before income taxes               20.3     6.6    37.7    12.3
Provision for income taxes                4.9     2.0     8.8     3.3
                                        ------ ------- ------- -------
Pro forma net income                    $15.4    $4.6   $28.9    $9.0
                                        ====== ======= ======= =======

Pro forma earnings per share
  Basic                                 $0.19  $(0.23)  $0.35  $(0.47)
  Diluted                               $0.18  $(0.23)  $0.33  $(0.47)

Weighted average shares
  Basic                                  82.5    46.7    82.3    46.7
  Diluted                                86.3    46.7    86.3    46.7

Note: 2003 Pro forma EPS is based on net loss available to common shareholders of approximately $10.8 million in the second quarter and $22.2 million in the first six months

Key Pro Forma Ratios
---------------------------------------

Pro forma gross margin                   46.8%   43.7%   46.3%   42.5%
Pro forma operating margin               18.7%   12.3%   18.0%   11.0%

Pro forma condensed consolidated statements of operations are presented because we use them as an additional measure of our operating performance. Pro forma net income and pro forma earnings per share should not be considered as alternatives to net income, earnings per share or other consolidated operations data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance or as a measure of liquidity.

Pro forma condensed consolidated statements of operations are intended to present our operating results, excluding items described below, for the periods presented. During the three and six months ended June 28, 2003 the items included the write-off of deferred financing fees, settlement of hedge transactions, an impairment charge and the tax effects related to these items. We believe that these excluded charges are nonrecurring that the exclusion of these charges enhances comparability between the current period and the prior period.


                               AMIS Holdings, Inc.
        Reconciliation of Operating Income (Loss) to Pro Forma Operating
                                     Income
                            (In millions - Unaudited)

                                         Three Months    Six Months
                                             Ended          Ended
                                        ------------------------------
                                        Jun     Jun     Jun     Jun
                                         26,     28,     26,     28,
                                        2004    2003    2004    2003
                                        ------ ------- ------- -------
Operating income (loss)                 $25.2   $(6.7)  $47.4    $3.2
Adjustments to reconcile operating
 income (loss) to pro forma operating
 income:
     Impairment charge                     --    20.0      --    20.0
                                        ------ ------- ------- -------
Pro forma operating income              $25.2   $13.3   $47.4   $23.2
                                        ====== ======= ======= =======


                               AMIS Holdings, Inc.
           Reconciliation of Net Income (Loss) to Pro Forma Net Income
                            (In millions - Unaudited)

                                         Three Months    Six Months
                                             Ended          Ended
                                        ------------------------------
                                         Jun     Jun     Jun    Jun
                                          26,    28,     26,     28,
                                        2004    2003    2004    2003
                                        ------ ------- ------- -------
Net income (loss)                       $15.4   $(7.3)  $28.9   $(5.5)
Adjustments to reconcile net income
 (loss) to pro forma net income:
     Impairment charge                     --    20.0      --    20.0
     Write-off of deferred financing
      fees                                 --      --      --     3.7
     Settlement of hedge transactions      --      --      --     0.8
     Related tax effects                   --    (8.1)     --   (10.0)
                                        ------ ------- ------- -------
Pro forma net income                    $15.4    $4.6   $28.9    $9.0
                                        ====== ======= ======= =======


                               AMIS Holdings, Inc.
                 Condensed Consolidated Statements of Operations
                            (In millions - Unaudited)

                                         Three Months    Six Months
                                             Ended          Ended
                                        ------------------------------
                                         Jun     Jun     Jun    Jun
                                          26,    28,     26,     28,
                                         2004    2003    2004    2003
                                        ------ ------- ------- -------

Revenue
  Integrated mixed signal products      $73.3   $60.5  $142.0  $117.3
  Mixed signal foundry services          30.7    27.0    62.3    53.0
  Structured digital products            30.5    20.9    58.5    40.9
                                        ------ ------- ------- -------
Total revenue                           134.5   108.4   262.8   211.2

Cost of revenue                          71.5    61.0   141.0   121.4
                                        ------ ------- ------- -------
Gross profit                             63.0    47.4   121.8    89.8

Operating expenses:
  Research & development                 18.8    16.9    38.3    34.9
  Selling, general and administrative    19.0    17.2    36.1    31.7
  Impairment charge                       0.0    20.0     0.0    20.0
                                        ------ ------- ------- -------
                                         37.8    54.1    74.4    86.6
                                        ------ ------- ------- -------

Operating income                         25.2    (6.7)   47.4     3.2

Non-operating expenses, net               4.9     6.8     9.7    15.4
                                        ------ ------- ------- -------

Income (loss) before income taxes        20.3   (13.5)   37.7   (12.2)
Provision (benefit) for income taxes      4.9    (6.2)    8.8    (6.7)
                                        ------ ------- ------- -------
Net income (loss)                       $15.4   $(7.3)  $28.9   $(5.5)
                                        ====== ======= ======= =======

Earnings per share
  Basic                                 $0.19  $(0.49)  $0.35  $(0.79)
  Diluted                               $0.18  $(0.49)  $0.33  $(0.79)

Weighted average shares
  Basic                                  82.5    46.7    82.3    46.7
  Diluted                                86.3    46.7    86.3    46.7

Note: 2003 EPS is based on net loss available to common shareholders of approximately $22.6 million in the second quarter and $36.7 million in the first six months

Key Ratios & Information:
---------------------------------------

Gross margin                             46.8%   43.7%   46.3%   42.5%
Operating margin                         18.7%   -6.2%   18.0%    1.5%


                               AMIS Holdings, Inc.
                      Condensed Consolidated Balance Sheets
                                  (In Millions)

                                                     June    December
                                                      26,       31,
                                                     2004      2003
                                                  (unaudited)
                                                  ----------- --------
Assets
-------------------------------------------------
Current assets:
  Cash and cash equivalents                           $127.5   $119.1
  Accounts receivable, net                              93.4     73.6
  Inventories                                           43.2     45.6
  Deferred tax assets                                    9.1      9.0
  Prepaid expenses and other current assets             20.4     20.7
                                                  ----------- --------
Total current assets                                   293.6    268.0

Property, plant and equipment, net                     202.4    205.9
Goodwill, net                                            1.2      1.2
Other intangibles, net                                  17.5     18.0
Deferred tax assets                                     36.2     38.6
Other long-term assets                                  17.1     18.4
                                                  ----------- --------

Total assets                                          $568.0   $550.1
                                                  =========== ========

Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                     $1.3     $1.3
  Accounts payable                                      25.6     34.8
  Accrued expenses                                      51.1     54.1
  Income taxes payable                                   4.5      1.1
                                                  ----------- --------
Total current liabilities                               82.5     91.3

Long-term debt, less current portion                   253.1    253.4
Other long-term liabilities                              0.4      0.4
                                                  ----------- --------
Total liabilities                                      336.0    345.1

Stockholder's equity:
Common stock                                             0.8      0.8
Additional paid-in capital                             512.1    510.7
Accumulated deficit                                   (294.1)  (323.0)
Deferred stock-based compensation                       (0.4)    (0.5)
Accumulated other comprehensive income                  13.6     17.0
                                                  ----------- --------
Total stockholders' equity                             232.0    205.0

Total liabilities and stockholders' equity            $568.0   $550.1
                                                  =========== ========


                               AMIS Holdings, Inc.
                 Condensed Consolidated Statements of Cash Flows
                            (In Millions - Unaudited)

                                                         Six Months
                                                            Ended
                                                       ---------------
                                                        June    June
                                                         26,     28,
                                                        2004    2003
                                                       ------- -------

Cash flows from operating activities
Net income (loss)                                       $28.9   $(5.5)
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                          21.1    24.9
  Amortization of deferred financing costs                0.6     0.6
  Stock-based compensation expense                        1.0     0.3
  Write-off of deferred financing charges and loss on
   settlement of derivatives                               --     4.5
  Impairment of long-term asset                            --    20.0
  Deferred income taxes                                   2.1   (11.9)
  Loss on sale of property, plant and equipment            --     0.2
  Interest on stockholder notes receivable                 --    (0.2)
  Changes in operating assets and liabilities:
    Accounts receivable                                 (21.5)    2.3
    Inventories                                           1.6     0.6
    Prepaid expenses and other assets                     1.0     3.2
    Accounts payable and other accrued expenses          (7.0)    4.9
                                                       ------- -------
Net cash provided by operating activities                27.8    43.9
Cash flows from investing activities
Purchases of property, plant and equipment              (16.2)  (10.0)
Proceeds from sale of property, plant and equipment       0.1      --
Purchases of other intangibles                           (1.5)     --
                                                       ------- -------
Net cash used in investing activities                   (17.6)  (10.0)
Cash flows from financing activities
Payments on long-term debt                               (0.3) (120.2)
Proceeds from issuance of senior subordinated notes        --   200.0
Payment to settle derivatives                              --    (0.8)
Deferred financing costs                                   --    (7.3)
Payments on long-term payables                             --    (0.2)
Proceeds from exercise of stock options                   0.5      --
Redemption of preferred stock                              --   (80.7)
                                                       ------- -------
Net cash used in financing activities                     0.2    (9.2)
Effect of exchange rate changes on cash and cash
 equivalents                                             (2.0)    2.2
                                                       ------- -------
Net increase in cash and cash equivalents                 8.4    26.9
Cash and cash equivalents at beginning of period        119.1    62.2
                                                       ------- -------
Cash and cash equivalents at end of period             $127.5   $89.1
                                                       ======= =======


    CONTACT: AMI Semiconductor, Pocatello
             Investor Relations:
             Jimmie Hutchens, 208-234-6732
             jimmie_hutchens@amis.com
             or
             Media Relations:
             Tamera Drake, 208-234-6890
             tamera_drake@amis.com